Exhibit 35.3

SUBSERVICER COMPLIANCE STATEMENT

SALLIE MAE, INC.

12061 Bluemont Way

Reston, VA 20190

Pursuant to Section 13.03 of the Omnibus Subservicing Agreement dated March 23, 2009 among Great Lakes Educational Loan Services, Inc. (“Subservicer”), Sallie Mae, Inc. as the master servicer and administrator (the “Servicing Agreement”), the undersigned certifies that (a) a review of the Subservicer’s activities during the period from January 1, 2013 through December 31, 2013, and of its performance under the Servicing Agreement, has been made under my supervision; and (b) to the best of my knowledge, based on such review, the Subservicer has fulfilled all of its obligation under the Servicing Agreement, in all material respects, during such period.

GREAT LAKES EDUCATIONAL LOAN SERVICES, INC.

/s/ Jill M. Leitl
Jill M. Leitl Chief Servicing Officer

February 5, 2014

GREAT LAKES EDUCATIONAL LOAN SERVICES, INC.

2401 INTERNATIONAL LANE | MADISON, WI 53704-3192

PHONE: 608.246.1800 | WEB: MYGREATLAKES.ORG